EXHIBIT 99


                                  June 28, 1999


Analysis & Technology, Inc. Savings and
     Investment Plan
P.O. Box 220
Route 2
North Stonington, Connecticut 06359

Dear Sirs:

     We are the independent accountants for the Analysis & Technology, Inc. Savings and Investment Plan (the "Plan") and, in that capacity, are auditing the financial statements of the Plan for the year ended December 31, 1998. As part of our audit of such financial statements and in accordance with generally accepted auditing standards, we must review the Form 5500 of the Plan for the year ended December 31, 1998 (the "Form 5500") in the form filed by the Plan with the Internal Revenue Service. Until that review is completed, we will not be able to issue our report on the Plan's financial statements for the year ended December 31, 1998.

     You have advised us that the Plan has not yet prepared and filed the Form 5500. Therefore, as of the date hereof, we are not able to issue our report on the Plan's financial statements for the year ended December 31, 1998.

     We hereby consent to the filing of this letter as an exhibit to the Plan's Form 12b-25 relating to its Annual Report on Form 11-K for the year ended December 31, 1998.

                                             Very truly yours,

                                             KPMG LLP